Exhibit 15.1
To the Board of Directors and Shareholders
Validus Holdings, Ltd.
Hamilton, Bermuda
With respect to Form S-3ASR registration statement (No. 333-152856) filed by Validus Holdings, Ltd. we acknowledge the incorporation by reference of our reports dated May 8, 2009 and August 7, 2009 related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting finn within the meaning of Sections 7 and 11 of the Act.
(signed) KPMG
Chartered Accountants
Hamilton, Bermuda
January 21, 2010